JETBLUE ANNOUNCES SECOND QUARTER RESULTS

NEW YORK (July 24, 2014) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2014:

•	Pre-tax income excluding special items[1] of $103 million in the second quarter. This compares to pre-tax income of $60 million in the second quarter of 2013.

•	Gain of $242 million from the sale of its wholly-owned subsidiary LiveTV.

•	On a GAAP basis, pre-tax income of $345 million in the second quarter.

•
Net income excluding special items[1] for the second quarter was $61 million, or $0.19 per diluted share. This compares to JetBlue’s second quarter 2013 net income of $36 million, or $0.11 per diluted share.

•	On a GAAP basis, net income for the second quarter was $230 million, or $0.68 per diluted share.

“Today, we are pleased to report record second quarter earnings and our seventeenth consecutive quarter of profitability,” said Dave Barger, JetBlue’s Chief Executive Officer. “We saw improved profitability across our network, reflecting the success of ongoing efforts to adapt our products and services to meet our customers’ ever-changing needs. I would like to thank our 15,500 crewmembers for their dedication to running a safe airline and delivering outstanding service to our customers.”

Operational Performance

JetBlue reported record second quarter operating revenues of $1.5 billion. Revenue passenger miles for the second quarter increased 5.7% to 9.6 billion on a capacity increase of 6.0%, resulting in a second quarter load factor of 84.6%, a decrease of 0.3 points year over year.

Yield per passenger mile in the second quarter was 14.25 cents, up 6.3% compared to the second quarter of 2013. Passenger revenue per available seat mile (PRASM) for the second quarter 2014 increased 6.0% year over year to 12.05 cents and operating revenue per available seat mile (RASM) increased 5.6% year over year to 13.12 cents. The shift of the Easter and Passover holidays from March last year to April this year positively impacted second quarter year over year PRASM by approximately two points.

Operating expenses for the quarter increased 9.8%, or $119 million, over the prior year period. Interest expense for the quarter declined 7.5%, or $3 million, due to JetBlue’s focus on debt reduction. JetBlue’s operating expense per available seat mile (CASM) for the second quarter increased 3.5% year over year to 11.88 cents. Excluding fuel and profit sharing, CASM2 increased 5.1% to 7.51 cents.

“We improved margin performance while expanding our network, demonstrating the core strength of our business,” said Robin Hayes, JetBlue’s President. “We remain focused on providing a differentiated product and culture in high-value geography while maintaining competitive costs. We believe this focus will drive improved returns for our shareholders.”

Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. Specifically, in the second quarter JetBlue had in place hedges for approximately 15% of its fuel consumption and managed approximately 7% of its fuel consumption using fixed forward price agreements (FFPs). This resulted in a realized fuel price of $3.09 per gallon, a 0.9% increase over second quarter 2013 realized fuel price of $3.06. JetBlue recorded $2 million in losses on fuel hedges that settled during the second quarter.

JetBlue has managed approximately 30% of its third quarter projected fuel requirements using a combination of FFPs, jet fuel swaps and caps. Based on the fuel curve as of July 17th, JetBlue expects an average price per gallon of fuel, including the impact of hedges, FFPs and fuel taxes, of $3.08 in the third quarter.

Liquidity and Cash Flow
JetBlue ended the quarter with approximately $797 million in unrestricted cash and short term investments. In addition, JetBlue maintains $550 million in lines of credit.
During the second quarter, JetBlue repaid approximately $44 million in regularly scheduled debt and capital lease obligations. In addition, JetBlue pre-paid approximately $300 million in debt with the proceeds from the sale of LiveTV. JetBlue plans to repay approximately $185 million in regularly scheduled debt and capital lease obligations in the remainder of 2014, including approximately $58 million in the third quarter.
“We continued to strengthen the balance sheet by paying down debt while enhancing access to liquidity by increasing the number of unencumbered aircraft,” said Mark Powers, JetBlue’s Chief Financial Officer. “We believe these actions will help us maintain a relatively flat invested capital base this year while growing assets, which we expect will help us meet our return on invested capital goal.”
Third Quarter and Full Year Outlook
For the third quarter of 2014, CASM is expected to increase between 0.5% and 2.5% versus the year-ago period. Excluding fuel and profit sharing, CASM in the third quarter is expected to increase between 1.0% and 3.0% year over year.

CASM for the full year is expected to increase between 1.0% and 3.0% over full year 2013. Excluding fuel and profit sharing, CASM in 2014 is expected to increase between 2.5% and 4.5% year over year.
Relative to JetBlue’s previous cost outlook, this full year guidance reflects approximately a one point reduction in unit costs excluding fuel and profit sharing primarily due to a reduction of operating expenses in the second half of the year as a result of the sale of LiveTV.

Capacity is expected to increase between 3.0% and 5.0% in the third quarter. For the full year, capacity is expected to increase between 4.0% and 6.0%.

JetBlue will conduct a conference call to discuss its quarterly earnings today, July 24, at 9:30 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is the largest carrier in Boston, and a leading carrier in Fort Lauderdale/Hollywood, Los Angeles (Long Beach), New York, Orlando, and San Juan. JetBlue carries more than 30 million customers a year to 86 cities in the U.S., Caribbean, and Latin America with an average of 850 daily flights. With JetBlue, all seats are assigned, all fares are one-way, an overnight stay is never required and the first checked bag is free (subject to weight and size limits and exceptions for itineraries including flights marketed or operated by other airlines). For more information please visit JetBlue.com.
Notes

(1)
Pre-tax and net income excluding special items are non-GAAP financial measures that we use to measure our core performance. Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

(2)
Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use to measure our core performance.  Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases and volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2013 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2014	2013	Change		2014	2013	Change
OPERATING REVENUES
Passenger	$1,372	$1,222	12.4		$2,602	$2,408	8.1
Other	121	113	7.0		240	226	6.5
Total operating revenues	1,493	1,335	11.9		2,842	2,634	7.9

OPERATING EXPENSES
Aircraft fuel and related taxes	497	465	6.9		961	932	3.1
Salaries, wages and benefits	316	279	13.2		645	559	15.4
Landing fees and other rents	83	80	5.0		160	150	6.7
Depreciation and amortization	77	71	9.8		155	139	11.8
Aircraft rent	31	33	(4.8)		62	65	(4.0)
Sales and marketing	69	53	27.3		123	103	18.5
Maintenance materials and repairs	102	111	(7.7)		196	225	(12.8)
Other operating expenses	177	141	25.2		358	300	19.7
Total operating expenses	1,352	1,233	9.8		2,660	2,473	7.6

OPERATING INCOME	141	102			182	161

Operating margin	9.4%	7.6%	1.8	pts.	6.4%	6.1%	0.3	pts.

OTHER INCOME (EXPENSE)
Interest expense	(39)	(42)	(7.5)		(76)	(83)	(7.9)
Capitalized interest	4	4	(6.2)		7	7	(8.6)
Interest income and other	(3)	(4)	(25.4)		(3)	(2)	(9.9)
Gain on sale of subsidiary	242	—	100.0		241	—	100.0
Total other income (expense)	204	(42)	(595.2)		169	(78)	(319.8)

INCOME BEFORE INCOME TAXES	345	60			351	83

Pre-tax margin	23.1%	4.5%	18.6	pts.	12.4%	3.2%	9.2	pts.

Income tax expense	115	24			117	33

NET INCOME	$230	$36			$234	$50

EARNINGS PER COMMON SHARE:
Basic	$0.79	$0.13			$0.80	$0.18
Diluted	$0.68	$0.11			$0.69	$0.16

Weighted average shares outstanding (thousands):
Basic	293,511	280,621			294,165	280,194
Diluted	343,866	342,993			344,710	342,498

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2014	2013	Change		2014	2013	Change

Revenue passengers (thousands)	8,179	7,753	5.5		15,512	15,053	3.1
Revenue passenger miles (millions)	9,632	9,115	5.7		18,294	17,621	3.8
Available seat miles (ASMs) (millions)	11,386	10,741	6.0		21,805	20,881	4.4
Load factor	84.6%	84.9%	(0.3)	pts.	83.9%	84.4%	(0.5)	pts.
Aircraft utilization (hours per day)	12.0	12.2	(1.9)		11.8	12.0	(1.9)

Average fare	$167.80	$157.51	6.5		$167.75	$159.95	4.9
Yield per passenger mile (cents)	14.25	13.40	6.3		14.22	13.66	4.1
Passenger revenue per ASM (cents)	12.05	11.37	6.0		11.93	11.53	3.5
Operating revenue per ASM (cents)	13.12	12.42	5.6		13.04	12.61	3.4
Operating expense per ASM (cents)	11.88	11.48	3.5		12.20	11.84	3.0
Operating expense per ASM, excluding fuel (cents)	7.51	7.15	5.1		7.79	7.38	5.6
Operating expense per ASM, excluding fuel and profit sharing (cents) (a)	7.51	7.15	5.1		7.79	7.38	5.6
Airline operating expense per ASM (cents) (b)	11.73	11.36	3.3		12.03	11.70	2.8

Departures	74,917	70,722	5.9		143,069	137,495	4.1
Average stage length (miles)	1,088	1,088	0.0		1,091	1,090	0.1
Average number of operating aircraft during period	193.9	183.1	5.9		193.4	181.7	6.5
Average fuel cost per gallon, including fuel taxes	$3.09	$3.06	0.9		$3.11	$3.17	(1.8)
Fuel gallons consumed (millions)	161	152	6.0		309	294	5.0
Full-time equivalent employees at period end (b)					13,162	12,743	3.3

(a)	Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel & profit sharing, at the end of our Earnings Release for more information on this non-GAAP measure.
(b)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations and no longer part of JetBlue as at June 30, 2014.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	June 30,	December 31,
	2014	2013
	(unaudited)

Cash and cash equivalents	$454	$225
Total investment securities	470	516
Total assets	7,657	7,350
Total debt	2,386	2,585
Stockholders' equity	2,315	2,134

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Forward Looking Projections JetBlue is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Net Income and Pre-Tax Income, excluding special items. JetBlue excludes special items from net income and pre-tax income because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring core operational performance in the periods shown. Therefore, we adjust for these amounts. Special items excluded in the tables below showing reconciliation of net income and pre-tax income include the gain on the sale of JetBlue’s wholly-owned subsidiary LiveTV, LLC due to the non-recurring nature of this item.

	NON-GAAP FINANCIAL MEASURE

	RECONCILIATION OF NET INCOME, INCOME BEFORE INCOME TAXES AND EPS EXCLUDING SPECIAL ITEMS

	(in millions, except per share amounts)
	(unaudited)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2014	2013	2014	2013
		$	$	$	$

	Income before income taxes	$345	$60	$351	$83
	Less: Gain on sale of subsidiary	242	—	241	—
	Income before income taxes excluding special items	103	60	110	83
	Less: Income tax expense	115	24	117	33
	Add back: Income tax relating to gain on sale of subsidiary (c)	73	—	73	—
	Net Income excluding special items	$61	$36	$66	$50

	Earnings per common share excluding special items:
	Basic	$0.21	$0.13	$0.23	$0.18
	Diluted	$0.19	$0.11	$0.21	$0.16

(c)
The capital gain generated from the sale of LiveTV allowed JetBlue to utilize a capital loss carryforward which resulted in the release of a valuation allowance related to the capital loss deferred tax asset of $19 million.

Consolidated operating cost per available seat mile, excluding fuel and profit sharing (“CASM Ex-Fuel and Profit Sharing”). CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe that CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING

(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014		2013		2014		2013
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,352	11.88	$1,233	11.48	$2,660	12.20	$2,473	11.84
Less: Aircraft fuel and related taxes	497	4.37	465	4.33	961	4.41	932	4.46
Operating expenses, excluding fuel	855	7.51	768	7.15	1,699	7.79	1,541	7.38
Less: Profit sharing	—	—	—	—	—	—	—	—
Operating expense, excluding fuel and profit sharing	$855	7.51	$768	7.15	$1,699	7.79	$1,541	7.38

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com